EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212609 on Form S-8 of our reports dated March 1, 2021, relating to the financial statements of Verso Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases in fiscal year 2019) and the effectiveness of Verso Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Verso Corporation for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Dayton, Ohio
March 1, 2021